UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2012

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported in our Current Report on Form 8-K, filed on February 3, 2012, Hansen Medical, Inc. (the “Company”) entered into a Stipulation of Settlement, dated December 21, 2011 (the “Stipulation”), with respect to In re Hansen Medical, Inc. Shareholder Derivative Litigation, Lead Case No. 09cv157170, (Superior Court of the State of California, County of Santa Clara (the “Court”)), a shareholder derivative suit pending on behalf of the Company against certain of its current and former directors and officers. The settlement set forth in the Stipulation (the “Settlement”) also resolves Brown v. Moll, et al., Case No. 09-05881, a similar shareholder derivative suit filed in the United States District Court for the Northern District of California (collectively, with the In re Hansen Medical, Inc. Shareholder Derivative Litigation, the “Actions”). The Actions assert claims on behalf of the Company that relate to the accounting errors in the Company’s financial statements that were the subject of the Company’s November 2009 restatement of certain financial results. The Actions are described in greater detail in Item 3 of Part I of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2012.

On April 10, 2012, the Court entered a final order approving the Settlement and dismissing with prejudice In re Hansen Medical, Inc. Shareholder Derivative Litigation. As set forth more fully in the Stipulation, the parties shall jointly apply for a dismissal with prejudice of Brown v. Moll, et al. In addition, the Company shall: (a) adopt, implement and maintain various corporate governance reforms; and (b) cause to be paid to plaintiffs’ counsel the amount of $300,000 to compensate for attorneys’ fees and expenses incurred in the Actions. The settlement payment will be covered by the Company’s insurance carriers. This summary of the terms of the Stipulation is qualified in its entirety by the terms of the Stipulation and its exhibits, copies of which are available at the Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: April 10, 2012	/s/ PETER J. MARIANI
Peter J. Mariani Chief Financial Officer